Exhibit 99.1

Research Update:

Prospect Medical Holdings Inc. Bank Loan And Recovery Ratings Revised

Rationale

On July 20, 2007, Standard & Poor’s Ratings Services raised its ratings on Prospect Medical Holdings Inc.’s (Amex:PZZ; Prospect) first-lien term loan and senior secured revolving credit facility to ‘BB’ (two notches higher than the counterparty credit rating) from ‘B+’. At the same time, Standard & Poor’s revised the recovery ratings on this loan and credit facility to ‘1’ from ‘3’, indicating an expectation of a very high (90%-100%) recovery in the event of a payment default.

In addition, Standard & Poor’s assigned its ‘B-’ rating (two notches lower than the corporate credit rating) to the company’s second-lien term loan. Standard & Poor’s also assigned a recovery rating of ‘6’ to this loan, indicating an expectation of a negligible recovery in the event of default.

These rating actions reflect the company’s decrease of its first-lien term loan by $45 million and a proposed new second-lien term loan of $45 million. The revised proposed $160 million senior secured bank facilities consist of a $15 million revolving credit facility due 2012, a $100 million seven-year first-lien term loan due 2014, and a $45 million 7.5-year second-lien term loan due 2015.

The ratings are based on the counterparty credit rating on Prospect and reflect the company’s geographic and client concentrations, acquisition-oriented growth strategy, and increased financial leverage. Offsetting factors include the company’s integrated operational relationship with Prospect Medical Group, its established competitive position in core markets, good earnings/cash-flow profile, and mostly unregulated business.

Prospect will use the proceeds of the loans to refinance its current outstanding term loan; to partially finance its planned acquisition of Alta Healthcare System, which is a privately owned for-profit hospital management company that owns and operates four community-based hospitals in the greater Los Angeles area; and to refinance Alta’s indebtedness.

Prospect operates as a medical services organization to HMO enrollees in California (Los Angeles, Orange, and San Bernardino Counties), where it provides care for about 250,000 HMO enrollees, including 199,000 commercial, 27,000 Medi-Cal, and 24,000 seniors through 12 individual practice associations and three medical clinics. Its largest customers are PacifiCare, Health Net, Blue Cross Calif., and Blue Shield Calif.

Outlook

Standard & Poor’s expects that Prospect Medical will remain focused on managing the medical risk of its affiliated physician organizations and maintaining efficient operations. Prospect Medical’s established market presence in its core market will facilitate its sustained competitiveness and

Standard & Poor’s RatingsDirect  |  July 20, 2007

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Research Update: Prospect Medical Holdings Inc. Bank Loan And Recovery Ratings Revised

enable the company to grow and diversify its business profile. The outlook also reflects our expectation for Prospect Medical to sustain its earnings profile and prudently manage its overall growth objectives, which includes the integration of Alta.

By year-end 2007, we expect combined pro forma revenue to be $300 million-$325 million and for the company to serve 240,000-250,000 members. Pretax ROR will likely be 5%-7%, resulting in financial leverage and coverage metrics considered moderately conservative for the rating category. By year-end 2007, debt to EBITDA and pro forma interest coverage should be
2.75x-3.25x and 4x-5x, respectively.

Ratings List

Prospect Medical Holdings Inc.

	To	From

Ratings raised

First-lien term loan	BB	B+
Revolving credit facility	BB	B+
Recovery rating	1	3

New ratings

Second-lien term loan	B-
Recovery rating	6

Complete ratings information is available to subscribers of RatingsDirect, the real-time Web-based source for Standard & Poor’s credit ratings, research, and risk analysis, at www.ratingsdirect.com. All ratings affected by this rating action can be found on Standard & Poor’s public Web site at www.standardandpoors.com; select Ratings in the left navigation bar, then Credit Ratings Search.

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Standard & Poor’s RatingsDirect | July 20, 2007